UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

Cytec Industries Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	1-12372	22-3268660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Garret Mountain Plaza Woodland Park, NJ 07424		07424
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 357-3100

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 10, 2012, Cytec Industries Inc. announced the appointment of Michael Radossich as President, Cytec Specialty Chemicals. In alignment with the current portfolio of businesses and pending sale of Coating Resins, Specialty Chemicals is comprised of the In Process Separation and Additive Technologies businesses. Mr. Radossich will become a member of Cytec’s Executive Leadership Team, effective January 2013 but is not a corporate officer. He will continue to be based at the company’s global headquarters in Woodland Park, NJ. Mr. Radossich was most recently the Vice President of Cytec’s Safety, Health & Environment organization. Prior to that he held several commercial and manufacturing leadership roles in the specialty chemical’s businesses. Mr. Radossich succeeds Frank Aranzana who is now leading the Coating Resins business which is being sold to Advent International.

On December 11, 2012, Cytec Industries Inc. announced the retirement of Thomas Wozniak as Treasurer of the Corporation. Mr. Wozniak will stay through the closing of the sale of the Coatings business expected in the first quarter of 2013 and for a period of time afterward to allow a smooth transition to his successor.

On December 11, 2012, Cytec Industries Inc. announced the appointment of Jeffery Fitzgerald as Treasurer and corporate officer and Raymond Heslin as Corporate Controller, effective January 1, 2013. Mr. Fitzgerald was Corporate Controller of Cytec for 5 years and over his 25 years with the company has held several progressively more responsible financial positions within the finance organization, including 8 years as Controller of the Engineered Materials business. He most recently led the integration of the July, 2012 acquisition of Umeco Plc into Cytec. Replacing Mr. Fitzgerald as Corporate Controller will be Raymond Heslin. Mr. Heslin has been with Cytec since August, 1994. He began his Cytec career as Internal Audit Director and has held a number of responsible financial positions, including his latest as Assistant Corporate Controller. He most recently led the financial separation related to the sale of the Coating Resin business expected to close in the first quarter of 2013. Both Mr. Fitzgerald and Heslin will remain located at Cytec’s Woodland Park, New Jersey headquarters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

By:	/s/ Roy Smith
Roy Smith
Vice President, General Counsel, and Secretary

Date: December 11, 2012